SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BLACKBAUD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2006
PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2006
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
PROPOSAL TWO
AMENDMENT OF THE 2004 STOCK PLAN
PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION AND OTHER MATTERS
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
BLACKBAUD STOCK PRICE PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2006

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Blackbaud, Inc. will be held on Wednesday, June 14, 2006 at 10:00 a.m., local time, at the Charleston Place Hotel located at 205 Meeting Street, Charleston, South Carolina 29401 for the following purposes:

1.	To elect two directors for a three-year term expiring in 2009;

2.	To approve the amendment of our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,906,250 to 3,906,250;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 28, 2006 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,
BLACKBAUD, INC.

Andrew L. Howell,
Corporate Secretary
Charleston, South Carolina
May 1, 2006

Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

BLACKBAUD, INC.

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of Blackbaud, Inc. for use at the annual meeting of stockholders to be held Wednesday, June 14, 2006 at 10:00 a.m., local time, at the Charleston Place Hotel located at 205 Meeting Street, Charleston, South Carolina 29401, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 28, 2006 are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2005, including financial statements, were first mailed on or about May 4, 2006 to stockholders entitled to vote at the meeting.

The purposes of the meeting are:

1.	To elect two directors for a three-year term expiring in 2009;

2.	To approve the amendment of our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,906,250 to 3,906,250;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 28, 2006 are entitled to notice of and to vote at the meeting. At the record date 43,573,800 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with the Corporate Secretary of Blackbaud at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Blackbaud at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Blackbaud, Inc. at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary before the taking of the vote at the meeting.

Voting

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Blackbaud. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.2 to our Registration Statement on Form S-1/A filed with the SEC on April 6, 2004. No stockholder proposals were received for consideration at our 2006 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2007 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 31, 2006; provided, however, that if the date of the 2007 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 14, 2007, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2007 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide us written notice not more than seventy-five (75) and not less than forty-five (45) days before the meeting in writing by registered mail, return receipt requested. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of seven directors, which are divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class B directors, George H. Ellis and Andrew M. Leitch, have been nominated to fill a three-year term expiring in 2009. The two other classes of directors, who were elected for terms expiring at the annual meetings in 2007 and 2008, respectively, will remain in office.

Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the two Class B nominees named below, each of whom is currently a director and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

The Board of Directors unanimously recommends voting “FOR” the two Class B nominees listed below.

The name of and certain information regarding each Class B nominee is set forth below, together with information regarding our Class A and Class C directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among directors, director nominees or executive officers of Blackbaud. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name — Director Since	Age (1)	Position(s) With Blackbaud

Class B Nominees for Terms Expiring in 2009
George H. Ellis — March 2006	57	Director
Andrew M. Leitch — February 2004	62	Director

Class A Directors with Terms Expiring in 2008
Paul V. Barber — October 1999	44	Director
Marco W. Hellman — October 1999	44	Chairman of the Board

Class C Directors with Terms Expiring in 2007
Marc E. Chardon — November 2005	50	President, Chief Executive Officer and Director
John P. McConnell — March 2006	55	Director
David Tunnell — October 1999	35	Director

(1)	As of April 28, 2006.

George H. Ellis joined our Board of Directors in March 2006. Mr. Ellis has been Chairman and Chief Executive Officer of SoftBrands, Inc., a global supplier of enterprise-wide software, since December 2001. From October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Bankruptcy Code in August 2002, he was Chairman and Chief Executive Officer of AremisSoft Corporation, a software company and a predecessor to SoftBrands. Mr. Ellis also served on the board of directors of AremisSoft from April 1999 until February 2001 to assist in its reorganization. From February 2000 until October 2001, Mr. Ellis served as Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Mr. Ellis is also currently serving in an interim capacity as Chief Financial Officer of Global 360, Inc. Mr. Ellis is a member of the board of directors and the audit committee chairman of PeopleSupport, Inc. and serves on the board of directors and advisory boards of several non-profit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University.

Andrew M. Leitch was appointed to our Board of Directors in February 2004. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch also serves on the board of directors of Aldila, Inc., Wireless Facilities, Inc. (until May 17, 2006), Barnabus Energy, Inc., each a public company, as well as several other private companies. Mr. Leitch is a CPA in the state of New York, and a Chartered Accountant in Ontario, Canada.

Paul V. Barber has served on our Board of Directors since October 1999. Mr. Barber has been a General Partner with JMI Equity Fund since 1998. He also serves on the boards of several privately held companies. Mr. Barber holds an AB in economics from Stanford University and an MBA from Harvard Business School.

Marco W. Hellman has been a member of our Board of Directors since October 1999. Mr. Hellman was an associate and a Managing Director with Hellman & Friedman LLC between August 1987 and February 2001. Mr. Hellman holds an AB from University of California at Berkeley and an MBA from Harvard Business School.

Marc E. Chardon has served as our President, Chief Executive Officer and a member of our Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984, and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/ French dual national. He is an economics honors graduate from Harvard College.

John P. McConnell joined our Board of Directors in March 2006. Mr. McConnell served as the President and Chief Executive Officer of A4 Health Systems, Inc. from December 1998 until its sale to Allscripts Healthcare Solutions, Inc. in March 2006. Mr. McConnell now sits on the board of directors of Allscripts. He co-founded Medic Computer Systems, Inc. in 1982 and served as its Chief Executive Officer until its sale to Misys Plc in 1997. Mr. McConnell serves on the advisory board for the College of Public Health at University of North Carolina and the board of directors of the 2004 WakeMed Foundation. He holds a BS in finance from Virginia Tech.

David R. Tunnell has served on our Board of Directors since October 1999. Mr. Tunnell joined Hellman & Friedman LLC in 1994 and currently serves as a Managing Director of that company. He serves on the board of directors of Arch Capital Group Ltd. and Vertafore, Inc. Mr. Tunnell holds a BA from Harvard College and an MBA from Harvard Business School.

Required Vote

The two nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as Class B directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Director Independence and Board Composition

Our Board is currently composed of seven directors, six of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These six directors are Messrs. Barber, Ellis, Hellman, Leitch, McConnell and Tunnell. As part of such determination of independence, our Board has affirmatively determined that none of these six directors have a relationship with Blackbaud that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director.

Our bylaws provide that the number of directors constituting the Board of Directors shall not be less than five nor more than nine, and the exact number of directors may be fixed or changed, within this range, by resolution adopted by the affirmative vote of a majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Board Meetings and Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules.

Our Audit Committee is comprised of Andrew M. Leitch, Chairman, Paul V. Barber and George H. Ellis, and the Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee provides assistance to our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit functions, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements.

Our Compensation Committee is comprised of Marco W. Hellman, Chairman, Paul V. Barber, John P. McConnell and David R. Tunnell. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our equity compensation and employee benefit plans, and reviews general policy relating to compensation and benefits.

Our Nominating and Corporate Governance Committee is comprised of Paul V. Barber, Chairman, Andrew M. Leitch and David R. Tunnell. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on our Board of Directors as well as developing and overseeing our internal corporate governance processes.

Each of our committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Information Regarding Meetings

During 2005, the Board of Directors held seven meetings, the Audit Committee held twelve meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held three meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, and the committees on which he or she served, during 2005.

Although we do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than seventy-five (75) and not less than forty-five (45) days before the meeting at which directors are to be elected. Any such notice shall set forth: (a) all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our corporate books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by the nominating stockholder; (d) a representation that the nominating stockholder is a holder of record of our stock, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the director; and (e) any and all material agreements that the stockholder has with the director nominee. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Code of Business Conduct and Code of Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors and employees. Our Board has also adopted a separate code of ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our code of business conduct and code of ethics without charge upon request. To obtain a copy of our code of conduct and code of ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our code of business conduct and code of ethics are also available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for 2005 were Paul V. Barber, Marco W. Hellman and David R. Tunnell. None of these individuals was at any time during 2005 or at any other time an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer, and Robert J. Sywolski, his predecessor, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except Mr. Sywolski was and Mr. Chardon is excluded from discussions regarding his own salary, bonus and equity compensation. No member of our Compensation Committee serves or in the past has served as a member of another entity, which entity has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation of Directors

Effective July 1, 2006, we will pay non-employee members of our Board of Directors, other than the chairperson of the Board of Directors and the chairperson of our Audit Committee, an annual cash retainer of $17,500. The chairperson of our Audit Committee will receive a cash retainer of $32,500. The chairperson of our Board of Directors will receive an annual cash retainer of $50,000. All non-employee directors will receive $3,000 for each of our regularly scheduled quarterly Board meetings attended in person and $1,000 for each of our regularly scheduled quarterly committee meetings attended in person. In addition, we will pay each non-employee director $1,000 for each non-scheduled Board meeting or committee meeting attended by telephone.

Each non-employee director will also receive an annual grant of restricted stock, to be granted on the date of our annual stockholders’ meeting. The number of shares pursuant to each grant shall equal $60,000 divided by the fair market value on the date of grant. The shares granted shall vest 100% on the first anniversary of the date of grant, subject to the director remaining a member of our Board of Directors. In addition, our non-employee chairperson of the Board will receive an additional grant of restricted stock worth $60,000 upon the same terms as the restricted stock grants previously referenced.

PROPOSAL TWO

AMENDMENT OF THE 2004 STOCK PLAN

Our 2004 Stock Plan, a summary of the terms of which is provided below, was adopted and approved by the Board of Directors and stockholders in March 2004. In April 2006, our Board of Directors approved an amendment to the 2004 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan from 1,906,250 shares to 3,906,250 shares, and authorized us to seek stockholder approval for the increase at this meeting.

The 2004 Stock Plan, currently administered by our Compensation Committee, authorizes our Board of Directors or Compensation Committee to grant restricted stock and stock options and other equity awards to eligible employees, directors and consultants of Blackbaud and is structured to allow the Board of Directors or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2004 Stock Plan are an important incentive for our employees. Equity awards are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Blackbaud has a standing practice of linking key employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees.

Traditionally, we have granted stock options to eligible employees, directors and consultants as incentives. In order to align employee incentives with stockholder interests and because we determined that a change in our equity compensation structure would be both beneficial to us and to our employees, in 2005 we began awarding shares of restricted stock to eligible employees, directors and consultants instead of stock options. These restricted stock awards are subject to vesting restrictions in order to permit us to continue to retain and motivate employees, directors and consultants.

As of April 28, 2006, we have granted equity awards to over 380 employees and expect that number to increase as we continue to expand our operations and market our products and services. In addition, in order to retain the services of existing employees as we mature, it might be necessary to grant additional equity awards to such employees as older awards become fully vested. As of April 28, 2006, only 191,900 shares of our common stock are available for issuance under the 2004 Stock Plan. If the additional 2,000,000 shares subject to stockholder approval are not approved, the Board of Directors believes that the remaining 191,900 shares of common stock reserved for issuance under the 2004 Stock Plan are insufficient to accomplish the purposes of the 2004 Stock Plan as described above.

Vote Required

Approval of the amendment to the 2004 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote “For” the amendment of the 2004 Stock Plan.

Summary of the Terms of the 2004 Stock Plan

Eligibility and Administration.  All of our employees, directors and consultants are eligible to receive awards under the 2004 Stock Plan. The Compensation Committee of the Board of Directors currently administers the 2004 Stock Plan, and subject to the restrictions of the 2004 Stock Plan, determines who is granted awards allowed under the 2004 Stock Plan, the terms granted, including the vesting provisions, exercise price, the number of shares subject to the award and the award’s exercisability.

Restricted Stock and Stock Bonuses.  Awards of common stock may be made to employees, directors and consultants under the 2004 Stock Plan for services performed for us. The Compensation Committee will determine the number of shares subject to restricted stock and stock bonuses awards. In addition, with respect to restricted stock awards, the Compensation Committee will determine the vesting provisions for the award. Restricted stock awards under the 2004 Stock Plan generally vest in equal annual increments, based on the recipient’s continued employment or service with us, over a period of four years. Shares of restricted stock that have not vested are held in escrow by our Corporate Secretary and are not transferable by the recipient. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, the unvested shares subject to restricted stock awards shall be adjusted or replaced with the securities of the successor entity. In addition, our Compensation Committee might provide that all unvested shares subject to restricted stock awards under the 2004 Stock Plan will immediately vest upon consummation of such consolidation, merger or sale of assets.

Stock Options.  The 2004 Stock Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

The exercise price of options granted under the 2004 Stock Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the Compensation Committee, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2004 Stock Plan, including the delivery of shares of already-owned shares of our common stock, the delivery of a promissory note, the surrender of certain shares subject to the stock option, the delivery of proceeds from the sale of shares to be purchased pursuant to the stock option that are subject to a market sell order, or any combination of the foregoing.

Options granted to employees and directors under the 2004 Stock Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us, over a period of four years. The term of an incentive stock option may not exceed 10 years. Options granted under the 2004 Stock Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant. Incentive stock options granted pursuant to the 2004 Stock Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and will be exercisable during the optionee’s lifetime only by the optionee. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 2004 Stock Plan will accelerate and become fully exercisable upon consummation of such consolidation, merger or sale of assets unless appropriate provision is made for the continuation of the options by the successor entity.

Stock Purchases.  Shares of common stock may be sold to participants under the 2004 Stock Plan as an incentive for the performance of past or future services to us. The Compensation Committee may determine the purchase price to be paid for such stock and other terms of such purchase.

Amendment.  Our Board of Directors may amend the 2004 Stock Plan at any time or from time to time or may terminate the 2004 Stock Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the 2004 Stock Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of an incentive stock option be set at the fair market value of our common stock at the time of grant, or (4) extends the expiration date of the 2004 Stock Plan beyond

10 years. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2004 Stock Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2004 Stock Plan will terminate in March 2014, unless terminated sooner by the Board.

Tax Consequences of Awards Under the 2004 Stock Plan

Restricted Stock.  A recipient of restricted stock, or any other stock award under the 2004 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of transfer of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock or other stock award. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses.  The grant of a stock bonus to a participant under the 2004 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

Incentive Stock Options.  An optionee who is granted an incentive stock option under the 2004 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options.  All other options that do not qualify as incentive stock options under the 2004 Stock Plan are referred to as “nonstatutory options”. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2004 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee or award recipient may reside.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2006 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

PricewaterhouseCoopers LLP has audited our financial statements annually since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 28, 2006 for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	each director;

•	each of the executive officers named in the Summary Compensation table; and

•	all directors and executive officers as a group.

Applicable percentage ownership is based on 43,573,800 shares of common stock outstanding as of April 28, 2006, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 28, 2006, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

	Shares	Percentage
	Beneficially	Beneficially
Five Percent Stockholders, Directors And Executive Officers	Owned	Owned

FMR Corp.(1)
82 Devonshire Street,
Boston, Massachusetts 02109	3,644,090	8.36%
Timothy V. Williams(2)	488,000	1.11%
Marco W. Hellman(3)	199,648	*
Charles T. Cumbaa(4)	183,250	*
Louis J. Attanasi(5)	144,423	*
Robert J. Sywolski	108,412	*
Gerard J. Zink	38,960	*
Marc E. Chardon	34,938	*
David R. Tunnell(6)	28,411	*
Andrew M. Leitch(7)	13,300	*
Paul V. Barber(8)	5,497	*
George H. Ellis	—	—
John P. McConnell	—	—
All executive officers and directors as a group (19 persons)(9)	1,476,432	3.36%

*	Less than one percent.

(1)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,617,408 shares or 6.154% of the Common Stock outstanding of Blackbaud, Inc (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 2,617,408 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 951,582 shares or 2.237% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 951,582 shares and sole power to vote or to direct the voting of 951,582 shares of Common Stock owned by the institutional account(s) as reported above.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 75,100 shares or 0.177% of the Common Stock outstanding of the Company. A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(2)	Includes vested options to purchase 475,000 shares of our common stock.

(3)	Includes vested options to purchase 5,625 shares of our common stock.

(4)	Includes vested options to purchase 130,500 shares of our common stock.

(5)	Includes vested options to purchase 75,386 shares of our common stock and 20,078 shares of our common stock held in a grantor retained annuity trust.

(6)	Includes vested options to purchase 1,250 shares of our common stock.

(7)	Includes vested options to purchase 10,100 shares of our common stock.

(8)	Includes vested options to purchase 1,250 shares of our common stock.

(9)	Includes the information in footnotes (2)-(8) plus an additional 129,681 shares of our common stock obtainable upon exercise of vested options held by executive officers not named in the table.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth summary information relating to compensation paid for services rendered for our fiscal years ended December 31, 2005, 2004 and 2003, with respect to the compensation paid and bonuses granted to our Chief Executive Officer as well as each of our other four most highly compensated executive officers, each of whose aggregate compensation during the last fiscal year was greater than $100,000. For purposes of this proxy statement, we will refer to the executive officers named in the table below as the named executive officers.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
					Restricted		Securities
		Annual Compensation			Stock		Underlying	All Other
	Fiscal	Salary	Bonus(1)	Other(2)	Awards		Options	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	($)		(#)	($)

Marc E. Chardon(4)	2005	$49,808	$—	$—	$562,502	(6)	800,000	$10,726
President and Chief	2004	—	—	—	—		—	—
Executive Officer	2003	—	—	—	—		—	—

Robert J. Sywolski(5)	2005	$525,000	$522,038	$12,798	$—		—	$3,151,163
President and Chief	2004	525,000	486,840	7,798	—		—	5,683
Executive Officer	2003	525,000	563,736	8,625	—		—	4,888

Timothy V. Williams	2005	$275,000	$132,145	$8,400	$185,250	(7)	—	$7,356
Vice President and Chief	2004	275,000	107,389	8,400	—		—	7,165
Financial Officer	2003	275,000	134,971	8,400	—		—	6,607

Charles T. Cumbaa	2005	$255,000	$116,988	$—	$185,250	(7)	—	$7,356
Vice President of Services	2004	255,000	134,317	—	—		—	7,872
and Development	2003	255,000	112,885	—	—		—	6,583

Louis J. Attanasi	2005	$255,000	$103,989	$8,400	$185,250	(7)	—	$7,356
Vice President of Strategic	2004	255,000	122,401	8,400	—		—	7,135
Technologies	2003	255,000	125,155	8,400	—			6,583

Gerard J. Zink	2005	$255,000	$93,631	$8,400	185,250	(7)	—	$7,356
Vice President of	2004	255,000	82,625	8,400	—		—	7,135
Customer Support	2003	255,000	112,885	8,400	—		—	6,583

(1)	Includes a reimbursement for tax preparation of $5,000 in each of 2005, 2004 and 2003 for Mr. Sywolski.

(2)	Represents a perquisite for the dollar value of the use of a company automobile for Mr. Sywolski and an automobile allowance for each of Mr. Williams, Mr. Attanasi and Mr. Zink.

(3)	Includes the following for each individual:

•	For Mr. Chardon, $10,638 for relocation expenses and a payment of $88 for life insurance premiums;

•	For Mr. Sywolski, includes $3,150,458 paid to Mr. Sywolski in accordance with the terms of his March 2000 option grant, which equals 10% of his gain upon exercise of options in order to help satisfy Mr. Sywolski’s tax obligations, as well as an equipment subsidy of $704 in 2005. Also includes $6,300, $4,644 and $3,981 for a matching contribution under our 401(k) plan and payments of $1,056, $1,040 and $907 for life insurance premiums in 2005, 2004 and 2003, respectively;

•	For Mr. Williams, $6,300, $6,500 and $6,000 for a matching contribution under our 401(k) plan and payments of $1,056, $665 and $607 for life insurance premiums in 2005, 2004 and 2003, respectively;

•	For Mr. Cumbaa, $6,300, $6,500 and $6,000 for a matching contribution under our 401(k) plan, payments of $1,056, $635 and $583 for life insurance premiums in 2005, 2004 and 2003, respectively, and an equipment subsidy of $738 in 2004;

•	For Mr. Attanasi, $6,300, $6,500 and $6,000 for a matching contribution under our 401(k) plan and payments of $1,056, $635 and $583 for life insurance premiums in 2005, 2004 and 2003, respectively; and

•	For Mr. Zink, $6,300, $6,500 and $6,000 for a matching contribution under our 401(k) plan and payments of $1,056, $635 and $583 for life insurance premiums in 2005, 2004 and 2003, respectively.

(4)	Mr. Chardon became our President and Chief Executive Officer on November 28, 2005. Mr. Chardon’s base annual salary is $525,000.

(5)	Mr. Sywolski resigned as President and Chief Executive Officer and as a member of our Board of Directors on November 28, 2005. Mr. Sywolski remained with Blackbaud in an advisory capacity until December 31, 2005, and was paid his annual salary until such date.

(6)	Represents the grant of a stock award under which the executive has the right to receive, subject to vesting, 34,938 shares of common stock. The stock awards vest over four years at 25% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, November 28, 2005, which was $16.10. The value as of December 31, 2005 of the stock award was $596,741. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.

(7)	Represents the grant of stock awards under which the executive has the right to receive, subject to vesting, 13,000 shares of common stock. The stock awards vest over four years at 25% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, October 28, 2005, which was $14.25. The value as of December 31, 2005 of the stock award was $222,040. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning all grants of stock options made during the year ended December 31, 2005 to the named executive officers.

Potential realizable value
	Number of	% of total			at assumed annual rates of
	securities	options/SARs	Exercise		stock price
	underlying	granted to	or base		appreciation for
	options/SARs	employees	price	Expiration	option term(3)
Name	granted(1)	in fiscal year(2)	($/Share)	Date	5%	10%

Marc E. Chardon	800,000	100%	$16.10	11/28/2015	$8,104,000	$20,528,000
Robert J. Sywolski	—	—	—	—	—	—
Timothy V. Williams	—	—	—	—	—	—
Charles T. Cumbaa	—	—	—	—	—	—
Louis J. Attanasi	—	—	—	—	—	—
Gerard J. Zink	—	—	—	—	—	—

(1)	The option to Mr. Chardon was granted at an exercise price equal to fair market value of the common stock on the date of the grant. The exercise price may be paid in cash or, in the discretion of our Compensation Committee, through the delivery of shares of common stock valued at fair market value on exercise date, through a cashless exercise procedure involving a same-day sale of purchased shares or other method approved by our Compensation Committee. The option granted to Mr. Chardon vests as to 25% of the shares on first anniversary of the date of grant, with 1/12 of the shares vesting every three months thereafter until fully vested.

(2)	A total of 800,000 options were granted during the fiscal year ended December 31, 2005.

(3)	Potential realizable value is based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year option term. These amounts are calculated for SEC-mandated disclosure purposes and do not reflect our estimate of future stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding the exercise of stock options during fiscal 2005 and stock options held as of December 31, 2005 by the named executive officers.

				Number of securities underlying		Value of unexercised
				unexercised options		in-the-money options
	Shares acquired		Value	at December 31, 2005		at December 31, 2005(1)
Name	on exercise		realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Marc E. Chardon	—		$—	—	800,000	$—	$784,000
Robert J. Sywolski	1,493,423	(2)	13,871,687	419	—	5,145	—
Timothy V. Williams	25,000		302,500	600,000	—	7,368,000	—
Charles T. Cumbaa	110,000		1,044,017	75,386	8,654	925,740	100,732
Louis J. Attanasi	165,960		1,595,550	233,750	141,250	2,810,450	1,714,550
Gerard J. Zink	232,693		2,047,329	8,653	8,654	100,720	100,732

(1)	Based on the closing sales price in trading on The Nasdaq National Market on December 30, 2005 of $17.08, minus the exercise price for the applicable options.

(2)	Does not include options to purchase 478,741 shares that were cancelled in a net exercise to satisfy the exercise price for the options exercised and options to purchase 1,551,661 shares that were cancelled in connection with our arrangement to satisfy the taxes payable on Mr. Sywolski’s option exercises and sales in exchange for the cancellation of such options.

Employment and Severance Agreements

In November 2005, we entered into a five-year employment agreement with Marc E. Chardon to serve as our President and Chief Executive Officer. Under the agreement, Mr. Chardon is entitled to an annual base salary of $525,000 per year, subject to periodic review and adjustment by our Compensation Committee. Mr. Chardon is also entitled to receive an annual bonus, 80% of which is based on attainment of revenue and Adjusted EBIT goals and 20% of which is based on the subjective evaluation of Mr. Chardon’s performance by the Compensation Committee. Mr. Chardon’s bonus is targeted at $450,000, but can increase to $900,000 if we exceed our revenue and Adjusted EBIT goals and Mr. Chardon qualifies for the full amount of the subjective portion of his bonus. In addition, Mr. Chardon’s bonus may be less than $450,000 if we do not meet our revenue and Adjusted EBIT goals or he does not qualify for the full amount of the subjective portion of his bonus. For purposes of this bonus calculation, Adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with generally accepted accounting principles: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, and (iii) bonus expense less (c) interest income and any extraordinary gains. Mr. Chardon has agreed to certain confidentiality and non-competition provisions in his employment agreement.

In connection with entering into the employment agreement with Mr. Chardon, we granted to Mr. Chardon an option to purchase 800,000 shares of our common stock. This option vests as to 25% of the shares on first anniversary of the date of grant, with 1/12 of the shares vesting every three months thereafter until fully vested. We also granted Mr. Chardon 34,938 shares of restricted common stock, 25% of which shall vest on the first, second, third and fourth anniversary of the date of grant.

Subject to certain exceptions, Mr. Chardon is entitled to the following severance benefits if we terminate his employment without cause, if he is constructively terminated or if he terminates his employment upon a change in control: (a) continued payment his base salary for a period of 12 months after the termination date; (b) a lump sum payment of his pro-rata share of bonus compensation accrued through the termination date; (c) continued participation in our health benefits for a period of 18 months after the termination date; and (d) 12 months acceleration of vesting of the shares subject to outstanding stock options or restricted stock grants. Mr. Chardon has agreed to certain confidentiality and non-competition provisions in his employment agreement.

In April 2004, we entered into a two-year employment agreement with Robert J. Sywolski to serve as our President and Chief Executive Officer. Mr. Sywolski resigned as our President and Chief Executive Officer effective November 28, 2005 and remained with us in an advisory capacity through December 31, 2005. In connection with Mr. Sywolski’s resignation, we entered into an amendment to his employment agreement to provide for its termination on December 31, 2005. Pursuant to his employment agreement, we agreed to provide, to the extent commercially available, group health and life insurance plans for Mr. Sywolski and his spouse until the last to die of Mr. Sywolski and his spouse, at the same level and on substantially similar terms and conditions as in effect for our current employees, provided that such coverage shall continue only so long as Mr. Sywolski and/or his spouse, as applicable, shall reimburse us for the cost of such coverage.

We have also entered into at-will employment agreements with Timothy V. Williams, Charles T. Cumbaa, Louis J. Attanasi and Gerard J. Zink to employ each officer in their current positions, which agreements are dated January 2, 2001, May 16, 2001, December 17, 2002 and December 17, 2002, respectively. The relevant agreement provides for a base salary in the amount of $275,000 for Mr. Williams and $255,000 for each of Messrs. Cumbaa, Attanasi and Zink, all of which are subject to increase at the discretion of the board of directors or the Compensation Committee. Messrs. Williams, Cumbaa, Attanasi and Zink are entitled to receive an annual bonus equal to a certain percentage of their base salary (50% for Mr. Williams, 45% for Mr. Cumbaa, 40% for Mr. Attanasi, and 40% for Mr. Zink based upon Blackbaud’s attainment of revenue and Adjusted EBIT (computed as discussed above for Mr. Chardon) goals, provided that the bonus for each officer can be increased up to two times the target bonus if we exceed our revenue and Adjusted EBIT goals. In addition, the bonus amount of each executive is subject to increase or decrease based on the subjective evaluation of each officer by the Compensation Committee, but in no event will the bonus exceed two times the target bonus for such executive officer.

Each officer may participate in all other employee benefit plans that we offer. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of ours to leave us while the agreement is in effect and for two years after termination of the agreement. None of the agreements provide for any severance payments. The agreements have no set term.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	issuance under equity
	exercise of	price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrant and rights	warrant and rights	reflected in column (a))

Equity compensation plans approved by security holders
2004 Stock Plan	1,653,162	$7.43	199,046
2001 Stock Option Plan	2,188,393	$5.11	—
1999 Stock Option Plan	576,141	$4.80	—

Equity compensation plans not approved by security holders
2000 Stock Option Plan	419	$4.80	—

CERTAIN TRANSACTIONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with one or more of our officers, directors, principal stockholders and their affiliates under which payments exceeding $60,000 were made in 2005.

Tax Arrangement for Option Exercise.  Pursuant to an option agreement with our former President and Chief Executive Officer, Robert J. Sywolski, we agreed to pay to Mr. Sywolski an amount equal to 10% of any gain he received upon exercise and sale of options to purchase shares of our common stock. Pursuant to this arrangement, we paid $3,150,459 to Mr. Sywolski during 2005 in connection with his option exercise and sale of 1,389,257 shares of our common stock, plus the cancellation of options to purchase 2,030,402 shares as payment, under a net exercise, for the exercise price of the options and for payment of taxes related thereto.

Lease agreement.  We entered into a lease agreement dated as of October 13, 1999 with Duck Pond Creek, LLC to lease the space for our headquarters in Charleston, South Carolina. Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our named executive officers. Under this lease, we made payments to Duck Pond Creek totaling approximately $4.5 million in 2005. The term of the lease is for 10 years with two five-year renewal options. The current annual base rent of the lease is approximately $4.5 million. The base rate escalates annually at a rate equal to the change in the consumer price index, as defined in the agreement. Based on publicly-available survey data on office space rental rates in our area at the time we entered into the lease, we believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and Nasdaq, with copies to us. Based solely on a review of the copies of forms received by us and written representations from reporting persons, we believe that during 2005, our officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements except that for the following:

•	Louis J. Attanasi filed a Form 4 on December 30, 2005 reporting the acquisition of 8,653 shares of our common stock directly upon the exercise of options on December 21, 2005.

•	Paul V. Barber filed a Form 4 on July 26, 2005 reporting the acquisition of 3,200 shares of our common stock directly on June 21, 2005.

•	Charles T. Cumbaa filed a Form 4 on February 10, 2005 reporting the acquisition of 7,400 shares of our common stock directly upon the exercise of options on February 7, 2005 and the disposition of 7,400 shares of our common stock on the same date.

•	Charles T. Cumbaa filed a Form 4 on December 22, 2005 reporting the acquisition of 10,000 shares of our common stock directly upon the exercise of options on December 16, 2005.

•	Anthony J. Powell filed a Form 4 on February 10, 2005 reporting the acquisition of 6,000 shares of our common stock directly upon the exercise of options on February 7, 2005 and the disposition of 6,000 shares of our common stock on the same date.

•	Anthony J. Powell filed a Form 4 on February 17, 2005 reporting the acquisition of 6,000 shares of our common stock directly upon the exercise of options on February 14, 2005 and the disposition of 6,000 shares of our common stock on the same date.

•	Anthony J. Powell filed a Form 4 on April 10, 2006 reporting the acquisition of 2,039 shares of our common stock directly upon the exercise of options on March 10, 2006 and the disposition of 2,039 shares of our common stock on the same date.

•	Edward M. Roshitsh filed a Form 4 on February 10, 2005 reporting the acquisition of 20,000 shares of our common stock directly upon the exercise of options on February 7, 2005 and the disposition of 20,000 shares of our common stock on the same date.

•	Heidi H. Strenck filed a Form 4 on November 1, 2005 reporting the acquisition of 17,000 shares of our common stock directly upon the exercise of options on February 14, 2005.

•	Christopher R. Todd filed a Form 4 on February 10, 2005 reporting the acquisition of 17,400 shares of our common stock directly upon the exercise of options on February 7, 2005 and the disposition of 17,400 shares of our common stock on the same date.

•	David R. Tunnell filed a Form 4 on July 26, 2005 reporting the disposition of 1,778,818 shares of our common stock on July 13, 2005. The shares were disposed of in an issuer self-tender offer by Hellman & Friedman Capital Partners, III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. Mr. Tunnell is a Managing Director of Hellman & Friedman LLC.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report of the Compensation Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act and shall not be incorporated by reference into any such filings.

Introduction

The Compensation Committee of our Board of Directors was established in February 2004 and is composed solely of independent directors. The members of the Compensation Committee for 2005 were Paul V. Barber, Marco W. Hellman and David R. Tunnell. In general, the Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our equity compensation and employee benefit plans, and reviews general policy relating to compensation and benefits. With respect to the compensation of its Chief Executive Officer, the Compensation Committee reviews and approves the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Compensation Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the bases therefor.

General Compensation Philosophy

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance as well as to defined individual management objectives established by the Compensation Committee;

•	To compensate competitively with the practices of similarly situated companies; and

•	To create management incentives designed to enhance stockholder value.

To execute our continuing growth plans, we need to increase the size and maintain the quality of our sales force, software development staff and our professional services organization. To meet our objectives successfully, we must attract and retain highly qualified personnel with specialized skill sets focused on the nonprofit industry. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual bonuses paid in cash, or indirectly in the form of appreciation of restricted stock and/or stock options granted to employees through our equity incentive programs.

Executive Compensation

We have a compensation program which consists of two principal components: cash-based compensation and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of our company.

Cash-Based Compensation.  Cash-based compensation consists of salary, or base pay, and a discretionary annual bonus. The salaries and bonuses of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2005 were reviewed by the Compensation Committee upon the recommendation of the Chief Executive Officer. In its review, the Compensation Committee takes into account peer group practices and other appropriate factors, such as corporate and individual performance and historical compensation practices for such officers.

Equity Incentive Programs.  Long-term equity incentives, including stock options and restricted stock granted pursuant to our 2004 Stock Plan and stock options granted pursuant to our 2001, 2000 and 1999 Stock Option Plans, align the economic interests of management and employees with those of its stockholders. Traditionally, we have granted stock options to eligible employees, directors and consultants as incentives. In order to align employee incentives with stockholder interests and because we determined that a change in our equity compensation structure would be both beneficial to us and to our employees, in 2005 we began awarding shares of restricted stock to eligible employees, directors and consultants instead of stock options. We believe that restricted stock grants that vest over time are a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases and the employees must remain employed for a fixed period of time in order for the shares to vest fully.

Each of our executive officers (other than Mr. Sywolski, who was resigning from his position and Mr. Chardon, whose equity compensation is discussed in detail below) received a grant of 13,000 shares of common stock on October 28, 2005. These restricted stock grants vest as to 25% of the shares on each of the first, second, third and fourth anniversaries of the date of grant. The Board of Directors or the Compensation Committee may grant future shares of restricted stock with vesting schedules that differ from this schedule.

The number of shares of restricted stock granted to each executive, other than the Chief Executive Officer, is determined by the Compensation Committee upon the recommendation of the Chief Executive Officer. In making its determination, the Compensation Committee considers the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors.

Compensation of Chief Executive Officer

In determining compensation for Robert J. Sywolski, who served as our President and Chief Executive Officer from March 200 until his resignation effective November 28, 2005, the Compensation Committee considered factors such as Blackbaud’s performance and relative stockholder return, comparative compensation data of other chief executive officers at comparable companies, and the individual performance of Mr. Sywolski in meeting Blackbaud’s goals. Due to the outstanding company and individual performance in 2005, especially with respect to our revenue growth, Adjusted EBIT and successful management of our capital management program, the Compensation Committee determined to pay him a cash bonus of $522,038. Our employment agreement with Mr. Sywolski terminated on December 31, 2005.

Marc E. Chardon became our President and Chief Executive Officer on November 28, 2005. In determining the compensation for Mr. Chardon, which is explained in detail under “Employment and Severance Agreements” above, the Compensation Committee considered comparative financial and compensation data of selected peer companies and the compensation of departing President and Chief Executive Officer, Robert J. Sywolski. The Compensation Committee set Mr. Chardon’s base salary for 2005 at $525,000. Mr. Chardon is also entitled to receive an annual bonus, 80% of which is based on attainment of revenue and Adjusted EBIT goals and 20% of which is based on the subjective evaluation of Mr. Chardon’s performance by the Compensation Committee. Mr. Chardon’s bonus is targeted at $450,000, but can increase to $900,000 if we exceed our revenue and Adjusted EBIT goals and Mr. Chardon qualifies for the full amount of the subjective portion of his bonus. In addition, Mr. Chardon’s bonus may be less than $450,000 if we do not meet our revenue and Adjusted EBIT goals or he does not qualify for the full amount of the subjective portion of his bonus. In connection with entering into the employment agreement with Mr. Chardon, we granted to Mr. Chardon an option to purchase 800,000 shares of our common stock. This stock option vests as to 25% of the shares on first anniversary of the date of grant, with 1/12 of the shares vesting every three months thereafter until fully vested. We also granted Mr. Chardon 34,938 shares of restricted common stock, 25% of which shall vest on the first, second, third and fourth anniversary of the date of grant.

Tax Deductibility of Executive Compensation

Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

Summary

The Compensation Committee intends that its compensation program shall be fair and motivating and shall be successful in attracting and retaining qualified employees and in linking compensation directly to Blackbaud’s success. The Board of Directors and the Compensation Committee intend to review this program on an ongoing basis to evaluate its continued effectiveness.

THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Marco W. Hellman, Chairman
Paul V. Barber
David R. Tunnell

BLACKBAUD STOCK PRICE PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total return on $100 invested, alternatively, in our common stock, the Center for Research in Security Prices, or CRSP, Total Return Index for the Nasdaq Stock Market and a peer group industry index based on the standard industrial code for computer programming, data processing and other computer-related services, for the period commencing on July 26, 2004, the first date our common stock was traded on the Nasdaq National Market, and ending on December 31, 2005. We paid quarterly dividends at an annual rate of $0.20 per share for the fiscal year ending December 31, 2005, and the graph below assumes reinvestment of such dividends. On April 28, 2006, the closing sales price of our common stock on the Nasdaq National Market was $21.01.

The stock price performance graph set forth below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed “filed with” or “soliciting material” under such Acts. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

Comparison of the Cumulative Total Return Among
Blackbaud, Inc. and Comparative Indices

	07/26/2004	12/31/2004	12/31/2005
BLKB	100.00	167.31	198.05
CRSP Total Market Return Index	100.00	118.23	120.74
Peer Group	100.00	120.13	124.19

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accounting firms’ independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Section 10A(m)(3) of the Exchange Act: Paul V. Barber; George H. Ellis; and Andrew Leitch. The Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2005 and audited our consolidated financial statements for the year ended December 31, 2005.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2004 and 2005. A description of these various fees and services follows the table.

	2004	2005

Audit Fees	$883,000	$1,119,948
Audit-related Fees	30,000	—
Tax Fees	121,367	114,061
All Other Fees	—	—

Total	$1,034,367	$1,234,009

Audit Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were $883,000 and $1,119,948 for the years ended December 31, 2004 and 2005, respectively. The higher fees paid in 2005 were due to compliance with the internal control requirements of the Sarbanes-Oxley Act.

Audit-Related Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP for audit-related services were approximately $30,000 for the year ended December 31, 2004 and were incurred in connection with due diligence relating to potential corporate transactions. There were no fees billed to us for audit-related services for the year ended December 31, 2005.

Tax Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services were $121,367 and $114,061 for the years ended December 31, 2004 and 2005, respectively. Tax Fees are fees for tax compliance, tax advice and tax planning.

All Other Fees

We did not engage PricewaterhouseCoopers LLP for any services other than those listed above during 2004 or 2005.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2005 was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Andrew Leitch, Chairman
Paul V. Barber
George H. Ellis

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May 1, 2006

25

BLACKBAUD, INC.
PROXY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2006, and hereby appoints Marc E. Chardon and Timothy V. Williams and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Blackbaud, Inc., to be held on Wednesday, June 14, 2006 at 10:00 a.m. at the Charleston Place Hotel located at 205 Meeting Street, Charleston, South Carolina 29401 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
Election of Directors
     1.         The Board of Directors recommends a vote FOR the listed Class B Director nominees for a three-year term expiring in 2009.

	FOR	WITHHOLD
01 – George H. Ellis	☐	☐
02 – Andrew M. Leitch	☐	☐
Issues
The Board of Directors recommends a vote FOR the following proposals:
     2.         Proposal to approve the amendment of our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,906,250 to 3,906,250;

☐ FOR	☐AGAINST	☐ ABSTAIN
     3.         Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

☐ FOR	☐AGAINST	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  ☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE AMENDMENT OF THE 2004 STOCK PLAN AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR .

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder
`
	Dated:	, 2006

Signature:

Signature:

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)